EX-99.B9(b)

                           CO-ADMINISTRATION AGREEMENT

      THIS CO-ADMINISTRATION AGREEMENT (the "Agreement") is made as of September 1, 1993 by and between THE BOSTON COMPANY ADVISORS, INC., a Massachusetts corporation ("Boston Advisors"), and NATIONS FUND TRUST, a Massachusetts business trust, (the "Trust").

      WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"): and

      WHEREAS, the Trust desires to retain Boston Advisors to render certain fund accounting and related administrative services for the Trust's investment portfolios listed on Schedule I (individually, a "Fund" and collectively, the "Funds") to provide administrative services, and Boston Advisors is willing to render such services; and

      WHEREAS, the Trust is retaining pursuant to a separate Administration Agreement, Stephens Inc. ("Stephens") to provide certain other administration services.

WITNESSETH:

      NOW, THEREFORE, in consideration of the premises and mutual convenants herein contained, it is agreed between the parties hereto as follows

      1. Appointment. The Trust hereby appoints Boston Advisors to act as Co-Administrator of the Funds, and Boston Advisors hereby accepts such appointment and agrees to render such services and duties set forth in Paragraph 3 for the compensation and on the terms herein provided. Absent written notification to the contrary by either the Trust or Boston Advisors, each new investment portfolio established in the future by the Trust shall automatically become a "Fund" for all purposes hereunder as if listed on Schedule I.

      2. Delivery of Documents. The Trust has furnished Boston Advisors with copies properly certified or authenticated of each of the following:

      (a) The Trust's most recent Post-Effective Amendment to its Registration Statement on Form N-1A (the "Registration Statement") under the Securities Act of 1933, as amended, and under the 1940 Act (File Nos. 2-97817 and 811-4305), as filed with the Securities and Exchange Commission (the "SEC") on July 30, 1993 relating to the Funds' units or shares (the "Shares");

      (b) The Funds' most recent Prospectus(es); and

      (c) The Funds' most recent Statement(s) of Additional Information.

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      The Trust will furnish Boston Advisors from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing. Furthermore, the Trust will provide Boston Advisors with any other documents that Boston Advisors may reasonably request and will notify Boston Advisors as soon as possible of any matter materially affecting Boston Advisors' performance of its services under this Agreement.

      3. Duties as Co-Administrator. Subject to the supervision and direction of the Board of Trustees of the Trust, Boston Advisors, as Co-Administrator, will assist in supervising various aspects of the Trust's administrative operations and undertakes to perform the following specific services, from and after the effective date of this Agreement:

      (a) Providing accounting and bookkeeping services (including the maintenance for the periods prescribed by Rule 31a-2 under the 1940 Act of such accounts, books and records of the Trust as may be required by Section 31 (a) of the 1940 Act and the rules thereunder). Boston Advisors further agrees that all such records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust's request;

      (b) Providing the services of certain persons who may be appointed as Treasurer or Assistant Treasurer of the Trust by the Trust's Board of Trustees;

      (c) Valuing each Fund's assets and calculating the net asset value and the net income of the shares of each Fund in accordance with the Trust's current Prospectus(es) and resolutions of the Trust's Board of Trustees, provided, that in performing such services, Boston Advisors shall obtain security market quotes from independent pricing services, or if such quotes are unavailable, obtain such prices from the Adviser;

      (d) Accumulating information for reports to the Trust's shareholders of record and the SEC including, but not necessarily limited to, Annual Reports and Semi-Annual Reports to Shareholders and on Form NSAR and Notices pursuant to Rule 24f-2 under the 1940 Act;

      (e) Preparing and filing on a timely basis the Trust's tax returns and other tax filings;

      (f) On the basis of information provided by the Trust's investment adviser to Boston Advisors, performing monthly compliance testing with regard to the items specified on Annex A, attached hereto and incorporated herein;

      (g) Preparing and furnishing the Trust with monthly broker security transactions summaries and monthly security transaction listings and (at the Trust's request) with performance information (including yield and total return information) calculated in accordance with applicable U.S. securities laws and reporting to external databases such information as may reasonably be requested: and

      (h) Assisting the Trust and its agents in their accumulation and preparation of materials for Board of Trustees meetings and for regulatory examinations and inspections of the Trust however only to the extent such materials relate to the services being performed for the Trust by Boston Advisors.
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      In performing all services under this Agreement, Boston Advisors shall (a)
act in conformity with the Trust's Declaration of Trust and Code of Regulation; the 1940 Act, the Investment Advisers Act of 1940 and other applicable laws, as the same may be amended from time to time; and the Trust's Registration Statement, as such Registration Statement may be amended from time to time, (b) consult and coordinate with legal counsel for the Trust, as necessary and appropriate, and (c) advise and report to the Trust and its legal counsel, as necessary or appropriate, with respect to any compliance or other matters that come to its attention.

      In connection with its duties under this Paragraph 3, Boston Advisors may, at its own expense, enter into sub co-administration agreements with other service providers, provided that each such service provider agrees with Boston Advisors to comply with all relevant provisions of the 1940 Act and applicable rules and regulations thereunder. Boston Advisors will provide the Trust with a copy of each sub co-administration agreement it executes relating to the Trust. Boston Advisors will be liable for acts or omissions of any such sub co-administrators under the standards of care provided herein under Paragraph 5.

      In performing its services under this Agreement, Boston Advisors shall cooperate and coordinate with Stephens as necessary and appropriate and shall provide such information as is reasonably necessary or appropriate for Stephens to perform its responsibilities to the Trust

      4. Compensation. Boston Advisors shall bear all expenses in connection with the performance of its services under this Agreement, except those enumerated in 4(b) below.

      (a) Boston Advisors will from time to time employ or associate with itself such person or persons as Boston Advisors may believe to be particularly suited to assist it in performing services under this Agreement. Such person or persons may be officers and employees who are employed by both Boston Advisors and the Trust. The compensation of such person or persons shall be paid by Boston Advisors and no obligation shall be incurred on behalf of the Trust in such respect.

      (b) Boston Advisors shall not be required to pay any of the following expenses incurred by the Trust: investment advisory expenses; costs of printing and mailing stock certificates, prospectuses, reports and notices; interest on borrowed money; brokerage fees and commissions; taxes and fees payable to Federal, state and other governmental agencies; fees of Trustees of the Trust who are not affiliated with Boston Advisors; outside auditing expenses; outside legal expenses; fees of independent pricing services utilized by Boston Advisors to value each Fund's assets; or other expenses not specified in this Section 4 which may be properly payable by the Trust and which are approved by the Trust's President or Treasurer.

      (c) For the services to be rendered, and expenses assumed by (i) Boston Advisors under this Agreement and its Agreement with Nations Fund, Inc., and
(ii) Stephens under the Administration Agreements, with the Trust and with Nations Fund, Inc., the Trust will pay to Stephens, for its services and as agent for Boston Advisors, a monthly fee in accordance with the terms set forth in the Fee Letter Agreement dated as of September 1, 1993 among the Trust, Nations Fund, Inc., Boston Advisors and Stephens as the same may be amended from time to time (the "Fee Letter Agreement") provided, however, that any amendments to the Fee Letter Agreement shall be presented for approval or ratification by the Trustees at the next regularly scheduled Board meeting.
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      (d) The Trust will compensate Boston Advisors for its services rendered pursuant to this Agreement in accordance with the fees set forth above. Such fees do not include out-of-pocket disbursements by Boston Advisors for services that are not specifically identified in Paragraph 3 above. Such out-of-pocket disbursements may include, but are not limited to, costs associated with postage (including overnight services), telephone, telecommunications (including facsimiles), duplicating, pricing services and forms of supplies. Boston Advisors shall not be obligated to incur any out-of-pocket disbursements for services that are not specifically identified in Paragraph 3 above, unless reasonably satisfactory arrangements for the payment of such expenses are agreed to by the Company and Boston Advisors, prior to such expenses being incurred.

      5.   Limitation of Liability: Indemnification.

      (a) Boston Advisors shall not be liable for any error of judgment or, mistake of law or for any loss suffered by the Trust in connection with the performance of its obligations and duties under this Agreement, except a loss resulting from Boston Advisors' willful misfeasance, bad faith or gross negligence in the performance of such obligations and duties, or by reason of its reckless disregard thereof. Any person, even though also an officer, Trustee, partner, employee or agent of Boston Advisors, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with Boston Advisors' duties as Co-Administrator hereunder), to be acting solely for the Trust and not as an officer, Trustee, partner, employee or agent or one under the control or discretion of Boston Advisors even though paid by it.

      (b) The Trust, on behalf of each Fund, will indemnify Boston Advisors against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim,demand, action or suit relating to the particular Fund and not resulting from the willful misfeasance, bad faith or gross negligence of Boston Advisors in the performance of such obligations and duties or by reason of its reckless disregard thereof. Boston Advisors will not confess any claim or settle or make any compromise in any instance in which the Trust will be asked to provide indemnification, except with the Trust's prior written consent. Any amounts payable by the Trust under this Section 5(b) shall be satisfied only against the assets of the Fund involved in the claim, demand, action or suit and not against the assets of any other investment portfolio of the Trust.
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      6. Termination of Agreement.

(a) This Agreement shall become effective September 1, 1993 and shall remain in full force and effect unless terminated pursuant to the provisions of subsection
(b) of this Section 6.

      (b) This Agreement may be terminated at any time without payment of any penalty, upon 60 days' written notice, by vote of the holders of a majority of the Board of Trustees of the Trust or by Boston Advisors. Boston Advisors will cooperate with and assist the Trust, its agents and any successor administrator or administrators in the substitution/conversion process.

      (c) Section 8 shall survive this Agreement's termination.

      7. Amendments. No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the charge, discharge or termination is sought.

      8. Confidentiality. All books, records, information and data pertaining to the business of the Trust, its prior, present or potential shareholders and the Adviser's customers that are exchanged or received pursuant to the performance of Boston Advisors' duties under this Agreement shall remain confidential and shall not be disclosed to any other person, except as specifically authorized by the Trust or as may be required by law, and shall not be used for any purpose other than performance of its responsibilities and duties hereunder.

      9. Service to Other Companies or Accounts.

      The Trust acknowledges that Boston Advisors now acts, will continue to act and may act in the future as investment adviser to fiduciary and other managed accounts, and as investment adviser, sub-investment adviser and/or administrator to other investment companies or series of investment companies, and the Trust has no objection to Boston Advisors' so acting. The Trust further acknowledges that the persons employed by Boston Advisors to assist in the performance of Boston Advisors' duties under this Agreement may not devote their full time to such service and nothing contained in this Agreement shall be deemed to limit or restrict the right of Boston Advisors or any affiliate of Boston Advisors to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

      10. Miscellaneous.

      (a) Any notice or other instrument authorized or required by this Agreement to be given in writing to the Trust or Boston Advisors shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

To the Trust:

Nations Fund Trust
111 Center Street
Little Rock, Arkansas 72201
Attention: Secretary
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To Boston Advisors:

The Boston Company Advisors, Inc.
One Exchange Place, 025-004B
Boston, MA 02109
Attention: Patricia L. Bickimer, Esq.

      (b) This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable without the written consent of the other party.

      (c) This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

      (d) This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument.

      (e) The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

      (f) This Agreement and the Fee Letter Agreement constitute the entire agreement between the parties hereto with respect to the matters described herein.

      (g) The names "Nations Fund Trust" and "Trustees of Nations Fund Trust" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated May 6, 1985 which is hereby referred to and a copy of which is on file at the office of the State Secretary of The Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of "Nations Fund Trust" entered into in the name or on behalf thereof by any of the Trustees, Officers, representatives or agents are made not individually but in such capacities, and are not binding upon any of the Trustees, Shareholders, officers, representatives or agents of the Trust personally, but bind only the Trust Property (as defined in the Declaration of Trust), and all persons dealing with a Fund's Shares of the Trust must look solely to the Trust Property belonging to such Fund's Shares for the enforcement of any claims against the Trust.

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date, first written above.

THE BOSTON COMPANY ADVISORS, INC.

By: /s/ Peter H. Gallary
    ---------------------
Name: Peter H. Gallary

Title: President of The Boston Company Advisors, Inc.

NATIONS FUND TRUST

By: /s/ A. Max Walker
    ---------------------
Name: A. Max Walker
Title: President and Chairman of the
          Board

                              ANNEX A

      Boston Advisors shall perform the following compliance tests on a monthly basis (based only on information received from the Trust's investment adviser, the accuracy of which will not be independently verified by Boston Advisors):

      1. The following tests derived from Sub-Chapter M of the Internal Revenue Code of 1986, as amended:

      (a) 90% gross income test;
      (b) 30% short-three test; and
      (c) asset diversification test.

      2. The following tests derived from the Investment Company Act of 1 940, as amended:

      (a) Asset diversification tests for both money market funds and non-money market funds.


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                                   SCHEDULE I

     Nations Government Money Market Fund
     Nations Tax Exempt Fund
     Nations Value Fund
     Nations Capital Growth Fund
     Nations Emerging Growth Fund
     Nations Equity Index Fund
     Nations Balanced Assets Fund
     Nations Short-intermediate Government Fund
     Nations Managed Bond Fund
     Nations Short-Term Income Fund
     Nations Short-Term Municipal Income Fund
     Nations Diversified Income Fund
     Nations Strategic Fixed Income Fund
     Nations Adjustable Rate Government Fund
     Nations Mortgage-Backed Securities Fund
     Nations Municipal Income Fund
     Nations Intermediate Municipal Bond Fund
     Nations Florida Intermediate Municipal Bond Fund Nations Florida Municipal Bond Fund
     Nations Georgia Intermediate Municipal Bond Fund Nations Georgia Municipal Bond Fund
     Nations Maryland Intermediate Municipal Bond Fund Nations Maryland Municipal Bond Fund
     Nations North Carolina Intermediate Municipal Bond Fund Nations North Carolina Municipal Bond Fund
     Nations South Carolina Intermediate Municipal Bond Fund Nations South Carolina Municipal Bond Fund
     Nations Tennessee Intermediate Municipal Bond Fund Nations Tennessee Municipal Bond Fund
     Nations Texas Intermediate Municipal Bond Fund
     Nations Texas Municipal Bond Fund
     Nations Virginia Intermediate Municipal Bond Fund Nations Virginia Municipal Bond Fund